Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2006, accompanying the consolidated financial statements of Clayton Holdings, Inc. as of December 31, 2004 and 2005 (Successor Company balance sheets), and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended December 31, 2003 and for the period from January 1, 2004 through August 1, 2004 (Predecessor Company operations), and for the period from inception (May 24, 2004, the earlier date common control was established – see Note 1, Organization and Description of Business, Basis of Presentation) to December 31, 2004 and for the year ended December 31, 2005 (Successor Company operations). We have also issued our report dated October 14, 2005, accompanying the consolidated statements of income, shareholders’ equity and cash flows of Clayton Fixed Income Services Inc. (formerly known as The Murrayhill Company) and its subsidiary for the period January 1, 2004 through May 23, 2004. These reports are contained in Clayton Holdings, Inc.’s Prospectus dated March 23, 2006, as filed with the Securities and Exchange Commission on March 24, 2006 pursuant to Rule 424(b). We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2005 Stock Option and Grant Plan and 2006 Stock Option and Incentive Plan of Clayton Holdings, Inc. of the aforementioned reports.

/s/GRANT THORNTON LLP

New York, New York
March 23, 2006